Tenable Announces Closing of New Senior Secured Credit Facility
Columbia, MD (July 7, 2021) -- Tenable®, Inc. (“Tenable”), the Cyber Exposure company, today announced it has entered into a new credit agreement, which is comprised of a $375.0 million senior secured term loan facility (the “Term Loan”) and $50.0 million senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan, the “Credit Facility”).
The Term Loan bears interest at a rate of 2.75% per annum over LIBOR, subject to a 0.50% floor, and matures on July 7, 2028. The Revolving Facility bears interest at a rate, depending on first lien net leverage, ranging from 2.00% to 2.50% over LIBOR and matures on July 7, 2026. Tenable expects to use the net proceeds from the Credit Facility for general corporate purposes, which may include, among other things, capital expenditures, permitted acquisitions and other investments.
JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Bank of America, N.A., and Barclays Bank PLC acted as joint lead arrangers and joint bookrunners for the Credit Facility.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any loans or securities.
About Tenable
Tenable®, Inc. is the Cyber Exposure company. Over 30,000 organizations around the globe rely on Tenable to understand and reduce cyber risk. As the creator of Nessus®, Tenable extended its expertise in vulnerabilities to deliver the world’s first platform to see and secure any digital asset on any computing platform. Tenable customers include more than 50 percent of the Fortune 500, more than 30 percent of the Global 2000, and large government agencies. Learn more at www.tenable.com.
Forward Looking Statements
This press release contains forward-looking statements and information relating to Tenable that are based on the beliefs of management as well as assumptions made by, and information currently available to management. These statements include statements about the Credit Facility, including Tenable’s intended use of proceeds therefrom, the anticipated reduction of interest expense and the timing of the closing of the Credit Facility. When used in this press release , words such as “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to us are intended to identify forward-looking statements. These statements reflect management’s current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements.
Any forward-looking statements contained in this communication are based on assumptions that we believe to be reasonable as of this date. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
Contact Information:
Investor Relations
investors@tenable.com
Media Relations
tenablepr@tenable.com